Exhibit 99.1

300 Corporate Parkway Suite 214N Amherst, NY 14226 +1 716 882 8000 www.ctg.com

Computer Task Group, Incorporated

300 Corporate Parkway, Suite 214N

Amherst, New York 14226

Completing First Phase of Our Transformation

At CTG, we have spent four years executing an ambitious strategy to transform the business into a global provider of stickier, recurring and higher-margin Solutions work. We continue to thoughtfully disengage from lower-margin non-strategic staffing services, with the goal of becoming a pure-play IT Solutions business. CTG now has a more attractive financial profile, and by the end of 2023 we expect to deliver 7% adjusted EBITDA(1) margins. Once achieved, we view this as the completion of the first phase of CTG’s transformation.

Longer term, we expect to achieve 10% adjusted EBITDA margins by the end of 2025 – the second phase of our transformation. Our management team embarked on this mission in 2018 because through this transformation we expect to drive a rerating in our multiple and create significant shareholder value.

Successfully Executing Strategy While Navigating Macro Headwinds

We have a strong start to 2023, delivering 25.7% gross margins in the first quarter. Our pipeline continues to be robust, and we achieved IT Solutions and Services bookings near $100 million in the first quarter – our second highest quarterly total in the last five years. We are committed to continuous improvements across our operations.

With ongoing significant inflation and geopolitical challenges, we expect that our progress toward our target margins will not be linear. Notably, the uncertain macroeconomic environment does slow some clients’ decision-making processes for IT Solutions and Services. However, reflecting on the work we have done to improve the business and the actions underway to further strengthen CTG, we are confident in our ability to achieve our 2023 and 2025 targets.

Driving Growth and Value Creation Over the Near- and Long-Term

As we continue our work to become a pure-play IT Solutions business, strategic investments to drive organic growth remain a priority. To win new client engagements, we are adding highly qualified and experienced associates and employing innovative tools and methodologies.

Our main objective is the successful integration of Eleviant, a digital transformation company with expertise in mobile, cloud, web, blockchain, robotic process automation, and artificial intelligence technologies, and growing the business organically. Eleviant checked all of the boxes for our rigorous acquisition criteria:

✓
Provides digital expansion opportunities;
✓
Has accretive margins and earnings; and
✓
Is a strong cultural fit.

Eleviant also enhances our Global Delivery Center capacity, agility, and flexibility, enabling us to drive better results for clients. We expect Eleviant will be a strong contributor to CTG and its contribution to our performance is already exceeding our expectations – including through lower delivery costs via offshore capacity and flexibility.

The Board regularly reviews a range of opportunities to enhance shareholder value. While in the near term CTG does not expect to pursue additional acquisitions, longer term, we will evaluate acquisitions within the context of our disciplined capital allocation framework if a highly synergistic opportunity becomes available.

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Strengthening CTG’s Board

Our strategic transformation has been guided by our dedicated Board and global extended executive leadership team. We have refreshed 50% of our Board in the last four years, with new members including our President and CEO Filip Gydé, Kathryn A. Stein and Raj Rajgopal. These directors bring deep experience in the IT services industry, including in digital transformations, in addition to extensive financial experience that is invaluable as we work to enhance CTG’s profitability. These fresh perspectives contribute to our vibrant culture as we work together to drive strong results.

Excited for the Future of CTG

Thank you for your continued support. We are pleased with our progress and are working every day to build on the momentum we have achieved to date. We look forward to continuing to enhance value for CTG shareholders.

Sincerely,

Filip Gydé James R. Helvey III

President and Chief Executive Officer Chair of the Board

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1 The Company has referenced non-GAAP information in this shareholder letter. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, management uses non-GAAP financial measures for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and reflect the Company’s core operating results.

Reconciliation of Net Income to Adjusted EBITDA, which includes earnings before interest (including amortization of deferred debt financing costs), taxes, depreciation and amortization, equity-based compensation, rebranding expenses, non-taxable life insurance gain, and acquisition-related expenses.

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